UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 12, 2013 (August 12, 2013)

MAGNUM HUNTER RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)

(832) 369-6986
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 12, 2013, Triad Hunter, LLC (“Triad”), a Delaware limited liability company and wholly-owned subsidiary of Magnum Hunter Resources Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with MNW Energy, LLC, an Ohio limited liability company (“MNW”). MNW represents an informal association of various land owners, lessees of mineral acreage and sublessees of mineral acreage (the “Association”) who own or have rights in mineral acreage located in Monroe, Noble and/or Washington Counties, Ohio (the “Counties”). Pursuant to the Purchase Agreement, Triad has agreed to acquire from MNW up to 32,000 net mineral acres, including currently leased and subleased acreage, located in the Counties (the “Subject Acreage”) over the next 10 months or possibly longer, subject to certain conditions set forth below.

The structure of the transaction is such that the members of the Association will transfer all or from time-to-time, portions of the Subject Acreage to MNW. Following such transfers, MNW will offer the Subject Acreage to Triad and, pursuant to the Purchase Agreement, Triad will have a ten month review period from the effective date of the relevant lease or sublease to MNW during which Triad has the right to examine each lessor's or sublessor's title to the leased acreage and the provisions of the lease and subleases for title defects. MNW is obligated to cure any defects in the title or the lease terms that Triad objects to during the review period. Subject to the terms of the Purchase Agreement, Triad may reject the leases and subleases that have defects that MNW cannot cure to Triad's satisfaction. If Triad rejects any Subject Acreage due to title or lease defects, MNW will offer Triad replacement acreage pursuant to the terms of the Purchase Agreement. After Triad conducts its review of the Subject Acreage, MNW will assign to Triad and Triad will purchase from MNW the Subject Acreage that is satisfactory to Triad.

The Subject Acreage is expected to be acquired in multiple closings, with a closing to occur each time Triad has reviewed and approved title to at least $15,000,000 in aggregate Purchase Price of the Subject Acreage. Notwithstanding the foregoing, the parties are required to close no more than every 30 days on the Subject Acreage that is satisfactory to Triad after completion of its title and lease review. At each closing, MNW will execute an assignment in the form provided in the Purchase Agreement, and the lessors and sublessors will also deliver ratifications of the leases and subleases being closed upon.

The Purchase Agreement provides that Triad will acquire the Subject Acreage for $4,441.25 per net mineral acre (the “Purchase Price”); provided, however, that the price per net mineral acre will be reduced to $3,330.94 per net mineral acre for any portion of subleased acreage for which the terms of the underlying lease contain a defect that materially reduces the value of such underlying lease, but which Triad is nevertheless willing to accept pursuant to the Purchase Agreement. The maximum aggregate purchase price for MNW's delivery of 32,000 net mineral acres of leased and subleased acreage with acceptable title and lease terms is $142,120,000.

Pursuant to the Purchase Agreement, one-half percent (0.5%) of the Purchase Price will be held by Triad in escrow at each closing (the “Escrow Funds”). MNW will earn the Escrow Funds pursuant to the Earn-Out Agreement executed by Triad and MNW concurrently with the Purchase Agreement by providing certain curative title work and other services to Triad with respect to one or more projects yet to be determined by Triad.

The Purchase Agreement contains certain representations, warranties, covenants and indemnities by the parties as described therein. A copy of the Purchase Agreement will be filed as an exhibit to the Form 10-Q for the quarter ending September 30, 2013 to be filed by the Company, as permitted by the rules and regulations promulgated by the Securities and Exchange Commission.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: August 12, 2013	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer